Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

Uni-Pixel Displays, Inc.

as Buyer,

and

Atmel Corporation

as Seller

dated as of  April 16, 2015

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of April 16, 2015 is entered into by and between Uni-Pixel Displays, Inc., a Texas corporation (“Buyer”) and Atmel Corporation, a Delaware corporation (“Seller”).

RECITALS

A.          The Seller Group (as hereinafter defined) is engaged in the business of manufacturing XSense Touch Sensors (as hereinafter defined).

B.           The parties desire that the Seller Group sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from the Seller Group, the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I, or in the applicable Section of this Agreement to which reference is made in this Article I.

“Acquisition” means the transactions contemplated under this Agreement and the Ancillary Agreements.

“Action” has the meaning set forth in Section 4.6 hereof.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” has the meaning set forth in the preamble above.

“Allocation Statement” has the meaning set forth in Section 2.4 hereof.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, the Patent License Agreement, the IP License Agreement, the Lease Agreements, the CIT Agreements and the other agreements, instruments and documents delivered at the Closing.

“Applicable Survival Period” has the meaning set forth in Section 9.1(d) hereof.

“Assumed Liabilities” means (a) all Liabilities and obligations arising out of or related to Buyer’s operations and/or ownership of the Purchased Assets from and after the Closing Date, including the manufacture or sale of XSense Touch Sensors from and after the Closing Date, irrespective, in the case of XSense Touch Sensors shipped or sold on or after the Closing Date, whether those XSense Touch Sensors were manufactured prior to the Closing Date by the Seller Group and (b) all other Liabilities and obligations of the Seller Group set forth in Schedule 4.7 of the Seller Disclosure Schedule, which sets forth all unfulfilled Purchase Orders, if any, assigned to Buyer on the Closing Date, and all open or pending purchase or supply orders for materials ordered, but not received, as of the Closing Date that will be used or required for the Business set forth on Schedule 1.1(c) hereto, in each case as assigned to Buyer on the Closing Date.

“Authorization” means any franchise, license, approval, consent, permit or registration of any Governmental Entity or pursuant to any Law.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the Purchased Assets; Books and Records shall not include any email or similar form of electronic correspondence.

“Business” means the business of manufacturing and selling XSense Touch Sensors.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Business Employees” means the employees of Seller listed on Schedule 1.1(a) hereto.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a) hereof.

“Buyer Losses” has the meaning set forth in Section 9.2(b) hereof.

“Buyer Material Adverse Effect” means any change or effect that is materially adverse to the business, results of operations, assets or financial condition of Buyer, taken as a whole, other than any such change or effect (a) resulting from or arising in connection with (i) general economic or industry-wide conditions, including, without limitation, any change or disruption relating to United States or foreign economic, market or political conditions in general (including, without limitation, unusual interest rate spikes in the London Interbank Offered Rate or similar inter-bank lending markets, or market volatility generally); (ii) this Agreement or the transactions contemplated hereby; (iii) any condition described in the Buyer Disclosure Schedule; (iv) any change or disruption in the Buyer’s and its subsidiaries’ industries in general and not specifically relating to Buyer or any of its subsidiaries, (v) any changes in applicable Laws or the official interpretations thereof or in GAAP, (vi) any natural disaster or outbreak or substantial worsening of hostilities, terrorist activities or war (whether declared or not declared), armed conflicts or otherwise or (b) attributable to the fact that the Seller Group is the current owner of the Purchased Assets.

“Buyer’s Knowledge” or any similar phrase means, with respect to any fact or matter, the actual knowledge of Jeff Hawthorne.

“Buyer Threshold” has the meaning set forth in Section 9.2(b) hereof.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“CIT” means, collectively, Carclo plc and Conductive Inkjet Technology Limited.

“CIT Agreements” means agreements between Buyer and CIT related to, and necessary for, the manufacture by Buyer of XSense Touch Sensors from and after the Closing Date.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 10.7(a) hereof.

“Contract” means any agreement, contract, commitment, arrangement or understanding, written or oral, including any sales order and Purchase Order.

“Disclosing Party” has the meaning set forth in Section 10.7(a) hereof.

“Equipment” means the specified hardware and equipment and other items of tangible personal property set forth on Schedule 1.1(b) hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets of the Seller Group, other than the Purchased Assets.

“Excluded Liabilities” means any Liabilities of the Seller Group, other than the Assumed Liabilities.

“Financing” has the meaning set forth in Section 5.5 hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indemnitee” means any Person which is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means trade secrets, inventions, know-how, formulae and processes, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, and service mark applications.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories included in the definition of Purchased Assets.

“IP License Agreement” has the meaning set forth in Section 3.2(d) hereof.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lease Agreements” has the meaning set forth in Section 3.2(e) hereof.

“Lease Prepayment Amount” means the amount of $109,875.20, which is due and payable on the Closing Date pursuant to the Lease Agreements.

 “Liabilities” means, with respect to any Person, such Person’s liabilities, obligations and commitments.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 9.2(a) hereof.

“Material Adverse Effect” means any change or effect that is materially adverse to the business, results of operations, assets or financial condition of the Business, taken as a whole, other than any such change or effect (a) resulting from or arising in connection with (i) general economic or industry-wide conditions, including, without limitation, any change or disruption relating to United States or foreign economic, market or political conditions in general (including, without limitation, unusual interest rate spikes in the London Interbank Offered Rate or similar inter-bank lending markets, or market volatility generally); (ii) this Agreement or the transactions contemplated hereby; (iii) any condition described in the Seller Disclosure Schedule; (iv) any change or disruption in Seller’s and its subsidiaries’ industries in general and not specifically relating to Seller or any of its subsidiaries, (v) any changes in applicable Laws or the official interpretations thereof or in GAAP or (vi) any natural disaster or outbreak or substantial worsening of hostilities, terrorist activities or war (whether declared or not declared), armed conflicts or otherwise or (b) attributable to the fact that the prospective owner of the Purchased Assets is Buyer or any Affiliate of Buyer.

“Maximum Liability Limit” has the meaning set forth in Section 9.8(a) hereof.

“Non-Refundable Prepayment” has the meaning set forth in the Patent License Agreement.

“Note” has the meaning set forth in Section 2.3 hereof.

“Notice of Claim” has the meaning set forth in Section 9.4(a) hereof.

“Order” has the meaning set forth in Section 4.6 hereof.

“Patent License Agreement” has the meaning set forth in Section 3.2(c) hereof.

“Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable and with respect to which the Seller Group maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the present use of the affected property, and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Post-Closing Tax Period” has the meaning set forth in Section 6.6(b) hereof.

“Private Offering” means the sale of equity and/or debt securities of Buyer pursuant to which Buyer receives gross proceeds of no less than Six Million Dollars ($6,000,000).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.6(b) hereof.

“Prohibited Action” has the meaning set forth in Section 9.6(c) hereof.

“Purchase Order” means any order providing for the purchase of XSense Touch Sensors from the Seller Group.

“Purchase Price” has the meaning set forth in Section 2.3 hereof.

“Purchased Assets” means the specified assets expressly identified in, and as set forth on, Exhibit A hereto.

“Receiving Party” has the meaning set forth in Section 10.7(a) hereof.

“Restricted Asset” has the meaning set forth in Section 2.5(a) hereof.

“Section 1060 Forms” has the meaning set forth in Section 2.4 hereof.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Seller Group” means, collectively, Seller, Atmel Korea LLC, a Korean limited liability company, Atmel Taiwan Limited, a Taiwanese company, and Atmel Technologies U.K. Limited, a United Kingdom company.

“Seller Indemnitees” has the meaning set forth in Section 9.3(a) hereof.

“Seller Losses” has the meaning set forth in Section 9.3(b) hereof.

“Seller Threshold” has the meaning set forth in Section 9.3(b).

“Seller’s Knowledge” or any similar phrase means, with respect to any fact or matter, the actual knowledge of Jalil Shaikh or Steven Skaggs

 “Special Representation Survival Period” has the meaning set forth in Section 9.1(b) hereof.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.4(a) hereof.

“Third Party Defense” has the meaning set forth in Section 9.4(b) hereof.

“Transition Services Agreement” has the meaning set forth in Section 3.2(b) hereof.

“TSA Prepayment Amount” has the meaning set forth in the Transition Services Agreement.

“XSense License Agreements” means, collectively, the Patent License Agreement and the IP License Agreement.

“XSense Touch Sensors” means capacitive touch sensors comprising fine lines of copper metal photo lithographically patterned and plated on flexible plastic film.

“$” means United States dollars.

1.2 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements.  Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, and shall cause each other relevant member of the Seller Group to sell, assign, transfer, convey and deliver, to Buyer, and Buyer shall purchase, acquire and accept from the Seller Group the Purchased Assets.  As of the Closing, risk of loss as to the Purchased Assets shall pass from the Seller Group to Buyer.

2.2 Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and discharge, and become fully responsible for, all of the Assumed Liabilities effective as of the Closing.  Buyer shall not assume, or become responsible for, any Excluded Liabilities.

2.3 Purchase Price.  The consideration to be paid by Buyer to Seller in consideration of the Purchased Assets shall be equal to (A) Four Hundred Fifty Thousand Dollars ($450,000) (the “Purchase Price”) as evidenced by a promissory note in the form attached hereto as Exhibit F (the “Note”) delivered to Seller at Closing, plus (B) the assumption by Buyer of the Assumed Liabilities.

2.4 Allocation.  Within a reasonable period following the Closing, Seller shall deliver to Buyer an allocation statement setting forth Seller’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”).  Except as otherwise required by Law, Buyer and Seller shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of federal, local, state or foreign Law (“Section 1060 Forms”)) in a manner consistent with the Allocation Statement and refrain from taking any action inconsistent therewith.  Buyer and Seller shall each file such Section 1060 Forms timely and in the manner required by applicable Law.  Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of Article IX of this Agreement as an adjustment to the Purchase Price for Tax purposes and to file an amended Allocation Statement and amendments to their respective Tax Returns to reflect such deemed adjustment to the Purchase Price.

2.5 Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset.  If the sale, assignment, transfer, conveyance or delivery by any member of the Seller Group to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be made subject to such consent being obtained and such asset (“Restricted Asset”) shall not constitute a “Purchased Asset” unless and until such consent is obtained.

(b) To the extent that any Consent in respect of a Restricted Asset shall not have been obtained on or before the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained; provided, however, it shall not be a breach by Seller and Seller shall have no liability to Buyer under this Agreement if a Consent in respect of a Restricted Asset is not obtained after Seller’s use of commercially reasonable efforts.  Seller shall cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller in the benefits under such Restricted Asset.  As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Asset is obtained, Seller shall, or shall cause the relevant member of the Seller Group to, assign, transfer, convey and deliver such Restricted Asset to Buyer, and, in the case of Restricted Assets that are Contracts, Buyer shall assume the Assumed Liabilities under any such Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement in such form as shall be agreed among the parties acting in good faith.

ARTICLE III
CLOSING

3.1 Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Seller, 1600 Technology Drive, San Jose, CA 95110, within three Business Days after the execution of definitive documents in connection with the Private Offering and the satisfaction (or waiver) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at, or in connection with, the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

3.2 Deliveries by Seller at the Closing.  Seller shall deliver the following:

(a) a Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit B hereto duly executed by Seller;

(b) Transition Services Agreement in the form of Exhibit C hereto (the “Transition Services Agreement”) duly executed by Seller;

(c) a Patent License Agreement in the form of Exhibit D hereto (the “Patent License Agreement”) duly executed by Seller;

(d) an IP License Agreement in the form of Exhibit E hereto (the “IP License Agreement”) duly executed by Seller;

(e) Lease Agreements for the lease of manufacturing facilities located in Colorado Springs, Colorado in the form of Exhibit G and Exhibit H hereto (the “Lease Agreements”) duly executed by Seller; and

(f) such other documents and instruments necessary to consummate the transactions hereunder.

3.3 Deliveries by Buyer at the Closing.  Buyer shall deliver to Seller the following:

(a) the Note;

(b) payment of the Non-Refundable Prepayment pursuant to the Patent License Agreement, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(c) payment of the TSA Prepayment Amount pursuant to the Transition Services Agreement, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(d) payment of the Lease Prepayment Amount pursuant to the Lease Agreement, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(e) the Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer;

(f) the Transition Services Agreement duly executed by Buyer;

(g) the Patent License Agreement duly executed by Buyer;

(h) the IP License Agreement duly executed by Buyer;

(i) the Lease Agreements duly executed by Buyer; and

(j) such other documents and instruments necessary to consummate the transactions hereunder.

3.4 Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule (the Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV, but will also qualify other sections or subsections in this Article IV to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection), as follows:

4.1 Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

4.2 Authority and Enforceability.  Seller has the corporate power and authority to enter into this Agreement and to consummate the Acquisition.  The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary action on the part of Seller.  This Agreement and the Ancillary Agreements to which any member of the Seller Group is a party, have been duly executed and delivered by such member of the Seller Group and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of such member of the Seller Group, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3  No Conflicts; Consents.

(a) The execution and delivery of this Agreement and each Ancillary Agreement by each member of the Seller Group (to the extent such member of the Seller Group is a party thereto), and the consummation of the transactions contemplated hereby and thereby by Seller do not (i) violate the provisions of any of the Charter Documents of such member of the Seller Group, (ii) violate any Contract to which such member of the Seller Group is a party, (iii) to Seller’s Knowledge, violate any Law applicable to such member of the Seller Group on the date hereof, or (iv) except as contemplated by this Agreement, result in the creation of any Liens upon the Purchased Assets, except in each of the foregoing cases where such violation or Lien would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, authorization or approval of, filing with, or notice to any Governmental Entity or third party is required by any member of the Seller Group in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for (i) the consents, filings or notices set forth in Section 4.3 of the Seller Disclosure Schedule; and (ii) such consents, filings or notices in respect of which the failure to obtain would not reasonably be expected to (x) have a Material Adverse Effect or (y) materially impair or delay the ability of such member of the Seller Group to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

4.4 Taxes.  Except as set forth in Section 4.4 of the Seller Disclosure Schedule:

(a) There are no material Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(b) All material Tax Returns with respect to the Business required to be filed by each member of the Seller Group have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  Each member of the Seller Group has withheld and paid all material Taxes related to the Business or the Purchased Assets required to have been withheld and paid by it in connection with amounts paid or owing to any third party.

(c) No member of the Seller Group is a party to any Tax allocation or sharing agreement related to the Purchased Assets pursuant to which any member of the Seller Group may be liable for the taxes of any other Person.

(d) No challenge or audit of any Tax Return by any Governmental Authority with respect to the Business is currently in progress or otherwise threatened in writing.  No member of the Seller Group has waived any statute of limitations with respect to Taxes.

4.5 Title to and Use of Purchased Assets.  The Seller Group has good and valid title to all Purchased Assets, free and clear of all Liens, except for Permitted Liens.  Buyer acknowledges that the Purchased Assets are not sufficient to conduct the Business after the Closing without the benefit of the XSense License Agreements and CIT Agreements, and that Buyer is solely responsible for the negotiation, execution and delivery of any of the CIT Agreements and the terms thereof.  The Purchased Assets and the Business are being sold to Buyer “as is,” with no representation or warranty, express or implied, made by Seller as to the (i) condition of the Purchased Assets, (ii) performance capabilities or characteristics of any of the Purchased Assets, including yield, quality or reliability parameters, (iii) ability of Buyer to conduct or operate the Business after the Closing, (iv) condition, usability or salability of any inventory, or raw materials, transferred to Buyer, (v) willingness of any customers to continue to purchase or order products from Buyer or the terms on which any of those customers may determine to conduct business with Buyer, (vi) willingness of any supply chain vendors to continue to provide services to Buyer or the terms on which any of those supply chain vendors may determine to conduct business with Buyer, (vii) reliability or sustainability of coated film supply that may be provided by CIT, the terms of business between Buyer and CIT or any other actions taken, or omitted to be taken, by CIT or any of its Affiliates or (viii) the risks and other incidents of ownership of the Purchased Assets, the Business or the Assumed Liabilities.

4.6 Litigation.  Except as set forth in Section 4.6 of the Seller Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration, litigation or formal investigation by any Governmental Entity (each, an “Action”) pending or, to Seller’s Knowledge, threatened in writing, against any member of the Seller Group related to the Purchased Assets that would reasonably be expected to have a Material Adverse Effect.  There is no material unsatisfied judgment, penalty or award against any member of the Seller Group affecting the Purchased Assets.  The Seller Group is in compliance with each award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision (each, an “Order”) entered, issued or rendered by any Governmental Entity related to the Purchased Assets, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

4.7 Purchase Orders.  Section 4.7 of the Seller Disclosure Schedule sets forth a list of each unfulfilled Purchase Order, if any, included in the Purchased Assets.

4.8 Brokers or Finders.  Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except Needham & Company, whose fees and expenses will be paid by Seller.

4.9 No Knowledge of Misrepresentation or Omission. None of Seller, its Affiliates or their respective officers has any actual knowledge that the representations and warranties of Buyer made in this Agreement are not true and correct as of the date of this Agreement.  Seller, its Affiliates and their respective officers do not have any actual knowledge of any material errors in, or material omissions from, the Buyer Disclosure Schedule.

4.10 Separate Representations and Warranties. Seller acknowledges that each representation and warranty contained in Article V is intended solely to cover the specific subject matter to which it is addressed, and that such representations and warranties are not intended to address the same subject matter through two or more separate Sections contained within Article V.

4.11 Bulk Sales Laws.  The Purchased Assets do not comprise one-half or more of the inventory and equipment of any member of the Seller Group as measured by value on the date of this Agreement.  The Purchased Assets do not comprise a substantial portion (under California Revenue and Taxation Code 18669) or substantially all of the assets of any subsidiary of Seller in the Seller Group.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Buyer to Seller (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule (the Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article V, but will also qualify other sections or subsections in this Article V to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection), as follows:

5.1 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2 Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Acquisition.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Acquisition have been duly authorized by all necessary action on the part of Buyer.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitute the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to Buyer’s Knowledge, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) except as provided for in this Agreement, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements.

(b) No consent of or filing with any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, other than such consents, filings or notices in respect of which the failure to obtain would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

5.4 Litigation.  There is no Action pending or, to Buyer’s Knowledge, threatened against, Buyer that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition, or (b) except as set forth in the Buyer Disclosure Schedule, would reasonably be expected to have a Buyer Material Adverse Effect.

5.5 Availability of Funds.  Upon the closing of the Private Offering, Buyer will have sufficient immediately available funds or existing financing facilities (the “Financing”) to enable it to pay all amounts payable on the date hereof pursuant to this Agreement or the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby.  Evidence of such funds and copies of such Financing have been provided to Seller.  Upon the consummation of such transactions contemplated hereby, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired.

5.6 Brokers or Finders. Buyer represents, as to itself and its Affiliates, that aside from Cowen and Company, to whom Buyer will pay all fees and expenses following the Closing pursuant to that certain engagement agreement dated February 27, 2015, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.7 Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Business, which investigation, review and analysis was done by Buyer and/or its Affiliates and representatives.  Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions, written or verbal, of Seller or their representatives (except the specific representations and warranties of the Seller set forth in Article IV).

5.8 No Knowledge of Misrepresentation or Omission. None of Buyer, its Affiliates or their respective officers has any actual knowledge that the representations and warranties of Seller made in this Agreement are not true and correct as of the date of this Agreement.  Buyer, its Affiliates and their respective officers do not have any actual knowledge of any material errors in, or material omissions from, the Seller Disclosure Schedule.

5.9 Separate Representations and Warranties. Buyer acknowledges that each representation and warranty contained in Article IV is intended solely to cover the specific subject matter to which it is addressed, and that such representations and warranties are not intended to address the same subject matter through two or more separate Sections contained within Article IV.

ARTICLE VI
COVENANTS

6.1 Regulatory Approvals.  Buyer shall be responsible for all filing and other similar fees payable in connection with any consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Acquisition and for any local counsel fees in connection therewith.  For avoidance of doubt, the parties acknowledge that Buyer shall be responsible for all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity or other Person required to operate the Purchased Assets and the Business from and after Closing.

6.2 Public Announcements.  Each party may issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Acquisition subject to the prior consent of the other party, which shall not be unreasonably withheld, provided that such consent shall not be required if such disclosure is required by applicable law or regulation, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, but in such case, such party shall provide reasonable prior notice to the other party before undertaking any such disclosure.   Notwithstanding the foregoing, Buyer may not make any reference to, or disclosure about, Seller in any registration statement or the conduct of the Business prior to the Closing Date, without the prior consent and review of Seller of any such reference or disclosure, which consent shall not be unreasonably withheld.

6.3 Financial Statements.  Within thirty (30) days after the Closing Date, Seller will deliver to Buyer (a) the audited financial statements for the Business for the fiscal years ending December 31, 2013 and 2014 and (b) the unaudited financial statements for the Business for the period beginning on January 1, 2015 and ending on a date within thirty (30) days of the Closing Date, in each case prepared in accordance with GAAP.

6.4 Names.  From and after the Closing Date, Buyer shall not use any tradenames, logos, signs or marks that include “Atmel” or, except as expressly set forth in the Transition Services Agreement, “X-Sense,” or any other tradenames, logos, signs or marks of the Seller Group and shall not hold itself or its Affiliates out as having any affiliation or association with the Seller Group, including but not limited to the use of such tradenames, logos, signs or marks in any electronic databases, web sites, product instructions or specifications, technical documentation, brochures and other marketing materials, packaging and other materials, printed or otherwise or on any equipment, signs, other properties or vehicles of the Buyer.

6.5 Employees.

(a) For thirty (30) days after the Closing Date, Seller shall provide Buyer with access to Business Employees then employed by Seller at such Business Employee’s regular place of work, in order for Buyer to conduct employee interviews and otherwise discuss with the Business Employees the terms of Buyer’s proposed offer of employment. All such access shall occur during regular business hours and at such times as shall be mutually agreed by Buyer and Seller.

(b) Seller agrees not to terminate the Business Employees for a period of thirty (30) days from the Closing Date; provided however, nothing herein shall restrict or prohibit Seller’s right to terminate any Business Employee for cause.  If Seller intends to terminate any Business Employee for cause Seller shall notify Buyer of such termination (and Buyer shall not be permitted to disclose any information related thereto to any person, including the affected Business Employee), unless providing such notice to Buyer would materially prejudice Seller.

(c) Seller will be solely responsible for, and Buyer will have no responsibility for, any termination expenses, including any applicable bonus or severance payments, related to the Business Employees who enter into employment arrangements with Buyer incurred as a result of the Closing or the Acquisition.

(d) During a period of one (1) year from and after the Closing Date, Buyer and its Affiliates agree not to, directly or indirectly, solicit or recruit or attempt to solicit or recruit, any employee of Seller (other than Business Employees as contemplated herein), provided, however, that a general solicitation of employment through a mass publication media shall not be deemed to violate the provisions hereof.

(e) Upon the reasonable request of Seller any time after Closing, Buyer shall permit, and shall instruct, any former employees of the Seller Group employed by Buyer or any of its Affiliates to cooperate and assist Seller with the prosecution, maintenance and possible enforcement of any of the Licensed XSense Patents (as defined in the Patent License Agreement).

6.6 Taxes.

(a) Buyer shall pay all Taxes, including, but not limited to, federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on Seller or Buyer; provided that after Buyer has paid $40,500 of any such sales, documentary and other transfer Taxes, Buyer and Seller shall, thereafter, each pay one-half of additional sales, documentary and other transfer Taxes due as a result of the purchase, sale or transfer of the Purchased Assets (except that Seller shall not have any obligation to pay sales taxes related to the sale of products by Buyer from and after the Closing Date).  Subject to the foregoing, on the Closing Date, Buyer agrees to pay Colorado sales tax in connection with the sale of the Purchased Assets.

(b) Subject to Section 2.2 hereof, all personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by it.

(c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and the Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

6.7 Access to Books and Records.  Each of Seller and Buyer shall preserve until the fifth (5th) anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date.  After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party.  Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

6.8 Payments and Collections.  Seller shall promptly remit to Buyer all Purchase Orders, payments and invoices received after the Closing Date that relate to the Purchased Assets from and after the Closing Date, the Assumed Liabilities or (other than with respect to the Excluded Assets or the Excluded Liabilities) the Business, and Buyer shall promptly remit to Seller all Purchase Orders, payments and invoices received after the Closing Date that relate to the Excluded Assets or the Excluded Liabilities.  Seller shall retain the exclusive right to collect and obtain payment for any receivables related to the Excluded Assets.

6.9 Further Assurances.  Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the Acquisition.  Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective commercially reasonable efforts to obtain in a timely manner all consents and Authorizations and effect all necessary registrations and filings.  From time to time after the Closing, at Buyer’s request, Seller will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity required to have been obtained or made prior to the Closing shall have been obtained or made.

(b) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation.

7.2 Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a) The representations and warranties of Seller set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

(c) Buyer shall have entered into definitive documents in connection with the Private Offering.

(d) Buyer and CIT shall have entered into the CIT Agreements.

7.3 Conditions to Obligation of Seller.   The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Seller in their sole discretion) of the following further conditions:

(a) Buyer has sufficient cash resources to wire, in immediately available funds, the Non-Refundable Prepayment, the TSA Prepayment Amount and the Lease Prepayment Amount by wire transfer to Seller.

(b) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(c) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

ARTICLE VIII
TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(iii) by Buyer if:

(A) any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B) there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, cannot be cured within seven (7) days after written notice of such breach is given to Seller by Buyer; or

(iv) by Seller if:

(A) the Closing does not occur on or before April 20, 2015;

(B) any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or

(C) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 7.3(b) or 7.3(c) would not be satisfied and, in either case, such breach is not curable, or, if curable, cannot be cured within seven (7) days after written notice of such breach is given to Buyer by Seller.

(b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, the provisions of Section 6.2 (Public Announcements) and Section 8.3 (Remedies) and Article IX (Survival; Indemnification) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies.  Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of this Agreement or failure to perform hereunder; provided that the party seeking relief is not in breach of its obligations hereunder under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1 Survival.

(a) Except as set forth in Section 9.1(b), all representations and warranties contained in this Agreement shall terminate on the Closing Date.  No claims may be made after the date of expiration of any representations and warranties, whether or not the basis for that claim arose prior to the date of expiration.

(b) The representations and warranties of Seller contained in Sections 4.4 (Taxes) and 4.8 (Brokers and Finders) and the first sentence of Section 4.5 (Title to and Use of Purchased Assets shall remain operative and in full force and effect after the Closing Date until the expiration of the applicable statute of limitations.  The representations and warranties of Seller contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.9 (No Knowledge of Misrepresentation or Omission), 4.10 (Separate Representations and Warranties) and 4.11 (Bulk Sales Laws) shall remain operative and in full force and effect until 11:59 p.m. California time on the date that is six (6) months after the Closing Date (the “Special Representation Survival Period”).  The representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability), 5.5 (Availability of Funds), 5.8 (No Knowledge of Misrepresentation or Omission) and 5.9 (Separate Representations and Warranties) shall remain operative and in full force and effect until the expiration of the Special Representation Survival Period.  The representations and warranties of Buyer contained in Section 5.6 (Brokers and Finders) shall remain operative and in full force and effect after the Closing Date until the expiration of the applicable statute of limitations.

(c) The covenants and agreements that by their terms do not contemplate performance after the Closing shall not survive the Closing.  The covenants and agreements that by their terms contemplate performance at or after the Closing Date shall survive until such time as is required or permitted for the performance thereof in accordance with the terms and conditions hereof.

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event notice of claim for indemnification under Sections 9.2 or 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.  The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred. Notwithstanding the foregoing, the expiration of the Applicable Survival Period shall not affect the rights of an Indemnitee under this Article IX to seek recovery of Losses arising out of fraud by or on behalf of Seller until the expiration of the applicable statute of limitations.

9.2 Indemnification by Seller.

(a) Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including, without limitation, third-party claims), charges, interest, penalties, damages, Taxes, costs and expenses (including, without limitation, legal, consultant, and accounting and other professional fees (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i) any breach of a representation or warranty made by Seller in Article IV of this Agreement and that is qualified by materiality, or any material breach of any representation or warranty made by Seller in Article IV of this Agreement that is not so qualified;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement;

(iii) any Third Party Claim arising prior to the Closing (including Third Party Claims arising out of any Action or failure by Seller to obtain any required consents in accordance with this Agreement);

(iv) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss”, as defined by 29 U.S.C. § 2102 (a)(6), caused by any action of Seller or any other member of the Seller Group prior to the Closing Date or by Buyer’s decision not to hire previous employees of Seller or any other member of the Seller Group;

(v) any noncompliance with any bulk sales statutes in respect of the Acquisition;

(vi) any employee benefit plan established or maintained by Seller applicable to employees hired by Buyer; and

(vii) any Excluded Liabilities.

(b) Seller shall not be liable for any Losses pursuant to Section 9.2(a) (“Buyer Losses”) unless and until the aggregate amount of all Buyer Losses incurred by the Buyer Indemnitees exceeds Twenty-Five Thousand Dollars ($25,000) (the “Buyer Threshold”), in which event Seller shall be liable for all Buyer Losses that thereafter exceed the Buyer Threshold, subject to the limitations in this Article IX.

(c) In addition to the limitations set forth in Sections 9.2(b) and 9.2(d), Seller shall not be obligated to indemnify Buyer with respect to (i) any item disclosed in the Seller Disclosure Schedule, or (ii) any indirect, special, incidental, consequential or punitive damages claimed by Buyer resulting from Seller’s breach of any representation or warranty, covenant or agreement.

(d) BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS SPECIFICALLY SET FORTH IN ARTICLE IV, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATING TO SELLER, THE PURCHASED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, (A) BUYER IS PURCHASING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS AND IN THEIR RESPECTIVE CONDITIONS AS OF THE CLOSING DATE “WITH ALL FAULTS”; (B) NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE GIVEN AS TO (I) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES, (II) THE CONDITION, QUALITY, PROSPECTS OF THE BUSINESS OR THE PURCHASED ASSETS, (III) THE RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE PURCHASED ASSETS, THE BUSINESS OR THE ASSUMED LIABILITIES, INCLUDING THE INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, (IV) ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PURCHASED ASSETS OR THE BUSINESS OR (V) THE MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.  Buyer shall have no claim or right to indemnification pursuant to this Article IX or otherwise (other than claims of, or causes of action arising from, fraud), and none of Seller or any other Person shall have or be subject to any liability to Buyer or any other Person (other than claims of, or causes of action arising from, fraud), with respect to any information, documents or materials furnished or made available by Seller or any of their Affiliates, officers, directors, employees, agents or advisors to Buyer, in certain “data rooms,” management presentations or any other form in contemplation of the transactions contemplated hereby.

(e) Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the Acquisition (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, Buyer (on behalf of itself and the other Buyer Indemnities (including, following the Closing)) hereby waives, from and after the Closing, any and all rights, claims and causes of action, whether arising in tort, contract or any other legal theory (other than claims of, or causes of action arising from, fraud) that Buyer may have against Seller or any of their Affiliates arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

9.3 Indemnification by Buyer.

(a) Buyer shall indemnify and defend Seller and their Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i) any breach of a representation or warranty made by Buyer in Article V of this Agreement and that is qualified by materiality, or any material breach of any representation or warranty made by Buyer in Article V of this Agreement that is not so qualified;

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement; and

(iii) any Assumed Liability.

(b) Buyer shall not be liable for any Loss or Losses pursuant to Section 9.3(a) (“Seller Losses”) (i) unless and until the aggregate amount of all Seller Losses incurred by the Seller Indemnitees exceeds Twenty-Five Thousand Dollars ($25,000) (the “Seller Threshold”), in which event Buyer shall be liable for all Seller Losses that thereafter exceed the Seller Threshold, subject to the limitations set forth in this Article IX.

9.4 Indemnification Procedure for Third Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as reasonably practicable notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”).  The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) The Indemnitor may notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee.  The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c) If the Indemnitor does not affirmatively elect not to assume the Third Party Defense in accordance with Section 9.4(b), the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or 9.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

9.5 Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence.  The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related, and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 30 days from receipt of such Notice of Claim, the claim specified therein shall be deemed a liability of the Indemnitor hereunder (subject to the other limitations set forth in Sections 9.2(b) and 9.3(b), as applicable).  The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters, and providing legal and business assistance with respect to such matters.

9.6 Calculation of Indemnity Payments.

(a) The Indemnitee agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies.  The Indemnitor agrees that the Indemnitee shall have no obligation to maintain insurance other than against such losses and risks and in such amounts as are customary in the type and size of business to which the Indemnitee is engaged.  The amount of Losses payable under this Article IX by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any such Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(b) The amount of Losses incurred by an Indemnitee shall be reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such indemnified amount.

(c) Each party agrees that, for so long as such party has any right of indemnification under Article IX, it will not, and agrees to use its commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action (including, without limitation, conducting any invasive sampling or testing), accelerate the timing of, or increase the cost, of any obligation of any other party under Article IX, except to the extent that such action is taken (i) for a reasonable legitimate purpose and not with a purpose of discovering a condition that would constitute a breach of any representation or warranty, covenant or agreement of the other party hereto or (ii) in response to a discovery by such party without violation of clause (i) above, of meaningful evidence of a condition that constitutes a breach of any representation, warranty, covenant or agreement of any other party hereunder (any such voluntary or discretionary action, other than as so excepted, a “Prohibited Action”).  Notwithstanding anything to the contrary herein, an Indemnitor shall not be obligated to indemnify an Indemnitee for any Loss to the extent arising from any Prohibited Action.

(d) No Losses shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Buyer in the valuation of the Business or the Purchased Assets.

9.7 Characterization of Indemnification Payments.  Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

9.8 Limitations on Indemnity Payments.  Notwithstanding anything herein to the contrary:

(a) Except as otherwise provided herein, following the Closing, the aggregate liability of each Party under this Article IX or otherwise arising out of or relating to this Agreement and the Ancillary Agreements from any and all causes (whether based in contract, tort (including negligence), strict liability, law or equity, or any other cause of action), and except in the event of fraud (including intentional misrepresentation) or willful misconduct, shall be limited to and shall not exceed One Hundred Thousand Dollars ($100,000) (the “Maximum Liability Limit); provided, however, that (i) claims related to Buyer’s failure to pay any amounts due and payable under the Note, the Lease Agreements, the Patent License Agreement and the Transition Services Agreement shall not be subject to the Maximum Liability Limit; (ii) Seller’s aggregate liability arising out of or relating to the first sentence of Section 4.5 (Title to and Use of Purchased Assets) shall be limited to and shall not exceed Nine Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($9,333,333); (iii) there shall be no limit to the aggregate liability of Seller under this Article IX or otherwise arising out of or relating to Sections 4.4 (Taxes) and 4.8 (Brokers and Finders) and subsections (iii) through (vii) of Section 9.2(a) (Third Party Claims, WARN Act violations, bulk sales law, Seller’s employee benefit plans, and Excluded Liabilities); and (iv) there shall be no limit to the aggregate liability of Buyer under this Article IX or otherwise arising out of or relating to Section 5.6 (Brokers and Finders) and subsection (iii) of Section 9.3(a) (Assumed Liabilities).

ARTICLE X
MISCELLANEOUS

10.1 Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Uni-Pixel Displays, Inc.
8708 Technology Forest Pl., Ste 100
The Woodlands, TX 77381
Attn: Jeff Hawthorne, CEO
Facsimile: 281-825-4599

With a required copy to:

Richardson & Patel LLP
1100 Glendon Avenue, Suite 800
Los Angeles, CA 90024
Attn: Kevin Friedmann
Facsimile: (310) 208-1154

If to Seller, to:

Atmel Corporation
1600 Technology Drive
San Jose, CA 95110
Attn: Legal Department
Facsimile: (408) 436-4111
email: legal@atmel.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.3 Expenses.  Except as provided for in Section 6.1, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

10.4 Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.5 Governing Law.  This Agreement and the Ancillary Agreements and Schedules hereto and thereto shall be governed by and interpreted and enforced in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.6 Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the State of California, County of Santa Clara, and (b) the United States District Court for the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such action, suit or proceeding either in the United States district Court for the Northern District of California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of California located in the County of Santa Clara.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the courts of the State of California located in the County of Santa Clara with respect to any matters to which it has submitted to jurisdiction in this Section 10.6.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of California, County of Santa Clara, or (ii) the United States District Court for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.7 Confidentiality.

(a) “Confidential Information” means non-public information disclosed by a party (“Disclosing Party”) to the other party (“Receiving Party”) under this Agreement, including the terms, and contents, of this Agreement.  Confidential Information may include, but is not limited to, discussions taking place under this Agreement, specifications, designs, process information, technical data, marketing plans, business plans, customer names, product roadmaps, pricing, prototypes, toolkits, software, and/or intellectual property.

(b) For a period of two (2) years from the date of disclosure of any Confidential Information, the Receiving Party shall (a) use the Disclosing Party’s Confidential Information only for internal evaluation limited to the purpose for which the Confidential Information was disclosed, (b) protect the Disclosing Party's Confidential Information in the same manner and with the same degree of care, but not less than a reasonable degree of care, with which it protects its own confidential information, (c) not disclose Confidential Information to any unaffiliated third party other than the Receiving Party’s advisors (including legal, accounting and banking) and representatives who have a direct “need to know” the Confidential Information for purposes hereof, and (d) not reverse engineer, de-compile or disassemble any Confidential Information.

(c) This Section 10.7 imposes no obligation on the Receiving Party with respect to information that (a) was rightfully in the Receiving Party’s possession before receipt from the Disclosing Party without any obligation of confidentiality, (b) is, or subsequently becomes, legally and publicly available through no fault of the Receiving Party, (c) is rightfully received by the Receiving Party from a third party without any obligation of confidentiality, (d) is disclosed by the Disclosing Party to a third party without any obligation of confidentiality, or (e) is independently developed by the Receiving Party without use of the Confidential Information.  Further, the Receiving Party may disclose Confidential Information pursuant to a valid order issued by a court or government agency, provided that the Receiving Party provides the Disclosing Party (a) prior written notice of such obligation, and (b) the opportunity to oppose such disclosure. Each party understands that the other may currently be developing, or in the future may develop, information internally, or receiving information from other parties, that may be similar to Confidential Information provided by the Disclosing Party hereunder.  Nothing herein will prohibit a party from developing products, concepts, systems or technologies, or having products, concepts, systems or technologies made or developed for it, that compete with, or are similar to, the Disclosing Party’s products, concepts, systems or technologies or the products, concepts, systems or technologies embodied within any Confidential Information, provided that in doing so, the party seeking to develop such products, concepts, systems or technologies does not use or disclose any Confidential Information received from a Disclosing Party in violation of this Section 10.7.  Neither party shall have any obligation to limit or restrict the assignment of persons in receipt of Confidential Information from other responsibilities or tasks that any such person may have, subject, in all cases, to compliance with the terms hereof.

(d) Other than as specifically set forth in this Agreement, title or the right to possess Confidential Information, as between the parties, will remain in the Disclosing Party. No license under any trademark, patent or copyright is either granted or implied by the disclosure of Confidential Information hereunder.

(e) The parties agree to comply with all applicable United States and foreign export laws and regulations with respect to the Confidential Information. Buyer also acknowledges that trading by a person in possession of material, non-public information regarding a public company, such as Seller, in the United States may be prohibited by law, and that Confidential Information delivered under this Agreement may be deemed to constitute material, non-public information affecting Seller.

(f) Each party acknowledges that monetary remedies may be inadequate to protect Confidential Information and that injunctive relief, in addition to other available remedies, may be appropriate to protect such Confidential Information.

10.8 Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

10.9 Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article IX hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.10 Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the Acquisition.  All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.11 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

UNI-PIXEL DISPLAYS, INC.

By: /s/ Jeff Hawthorne
Name: Jeff Hawthorne
Title: CEO

SELLER:

ATMEL CORPORATION

By: /s/ Steve Skaggs
Name: Steve Skaggs
Title: CFO

Uni-Pixel, Inc. hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the complete, due and punctual payment and performance of all present and future obligations of Buyer of any kind, whether due or to become due, secured or unsecured, absolute or contingent, created, incurred or arising under or pursuant to this Agreement or the Ancillary Agreements.  Uni-Pixel, Inc.’s obligations hereunder are intended to constitute a guarantee of payment and not merely a guarantee of collection and shall not be conditioned upon the pursuit of any remedies against Buyer.  Uni-Pixel, Inc. represents and warrants that it has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

UNI-PIXEL, INC.

By: /s/ Jeff Hawthorne
Name: Jeff Hawthorne
Title: CEO

In accordance with paragraph (b)(2) of Item 601 of Regulation S-K, the following schedules and exhibits have not been filed with this Purchase and Sale Agreement. If requested by the Securities and Exchange Commission, the Company will furnish supplementally a copy of any omitted schedule or exhibit.

Seller’s Disclosure Schedules:

Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Equipment
Schedule 1.1(c)	Assumed Liabilities – Open Purchase or Supply Orders
Schedule 4.3	Consents
Schedule 4.4	Tax Matters
Schedule 4.5	Litigation
Schedule 4.6	Material Contracts
Schedule 4.7	Purchase Orders

Exhibits:

Exhibit A	Purchased Assets
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Patent License Agreement
Exhibit E	Form of IP License Agreement
Exhibit F	Form of Note
Exhibit G	Form of Building 4 Lease Agreement
Exhibit H	Form of Building 2 Lease Agreement

BUYER DISCLOSURE SCHEDULE

Reference is made to the Purchase and Sale Agreement dated as of April 16, 2015 (this “Agreement”), by and between Atmel Corporation, a Delaware corporation (“Seller”), and Uni-Pixel Displays, Inc., a Texas Corporation (“Buyer”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

This Buyer Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Buyer except as and to the extent provided in the Agreement.  Inclusion of information herein shall not be construed as an admission that such information is material to the operations or financial condition of the Business.

Matters reflected in this Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Schedule.  Such additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature.

Any matter disclosed in one provision, subprovision, section or subsection hereof is deemed disclosed for all purposes of any other provision, subprovision, section or subsection to the extent such matter is disclosed in such a way as to make its relevance to the information called for by such other provision, subprovision, section or subsection reasonably apparent.

The heading has been inserted on the section of this Buyer Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of Sections as set forth in the Agreement.

Schedule 5.4
Litigation

Class Action Litigation

In June 2013, one purported class action complaint was filed in the United States District Court, Southern District of New York and one purported class action complaint was filed the United States District Court, Southern District of Texas against the Buyer’s sole shareholder, Uni-Pixel, Inc., a Delaware corporation (the “Parent”), and the Parent’s CEO, CFO, and Chairman. The complaint filed in the Southern District of New York was voluntarily dismissed by the plaintiff on July 2, 2013.  The surviving complaint, Fitzpatrick, Charles J. v. Uni-Pixel, Inc., et. al. (Cause No. 4:13-cv-01649) (the “Class Action Lawsuit”), alleged that the Parent and its officers and directors violated the federal securities laws, specifically Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, by making purportedly false and misleading statements concerning its licensing agreements and product development.  The complaint sought unspecified damages on behalf of a purported class of purchasers of the Parent’s common stock who purchased during the period from December 7, 2012 to May 31, 2013.  On July 25, 2014, the judge granted in part and denied in part the Parent’s motion to dismiss the case, significantly limiting the claims remaining in the Class Action Lawsuit.  On August 25, 2014, the Parent filed an answer to the Class Action Lawsuit. In November 2014 the parties reached an agreement to settle the Class Action Lawsuit.  See the discussion below titled “Potential Settlement”.

Shareholder Derivative Litigation and Settlement

On February 19, 2014, a shareholder derivative lawsuit, Jason F. Gerzseny v. Reed J. Killion, et. al., was filed in the 165th Judicial District in Harris County, Texas.  On February 21, 2014, another shareholder derivative lawsuit, Luis Lim v. Reed J. Killion, et. al., was also filed in Harris County district court.  Both complaints allege various causes of action against certain current and former officers and directors of the Parent, including claims for breach of fiduciary duty, corporate waste, insider selling, and unjust enrichment.  On April 8, 2014, these derivative actions were consolidated into one action, and on September 9, 2014, plaintiff filed an amended consolidated complaint. On April 13, 2015, the Court approved the settlement of the consolidated shareholder derivative lawsuit, which stipulates the payment by the Parent of $150,000 in cash, payable within 15 Business Days of the settlement, and approximately 20,833 shares of the Parent’s common stock, issuable within 5 Business Days of the settlement. The cash payment portion will be paid from insurance proceeds.

Potential Settlement of Securities Class Action Lawsuit

In November 2014, the Parent entered a memorandum of understanding to settle the securities class action lawsuit pending in the U.S. District Court for the Southern District of Texas, captioned Fitzpatrick, Charles J. v. Uni-Pixel, Inc., et. al. (Cause No. 4:13-cv-01649). If completed, the class action settlement would result in a payment of $2.35 million in cash to the settlement class, inclusive of fees and expenses. In addition, the Parent would issue $2.15 million in common stock to the settlement class with a range of shares of the Parent’s common stock between 358,333 shares and 430,000 shares, calculated by using the trailing 5 day average stock price from the date of court approval of settlement.  The Parent cannot provide any assurance that the potential settlement will ultimately be finalized or approved.

Securities and Exchange Commission Investigation

On November 19, 2013, the Parent learned that the Fort Worth Regional Office of the United States Securities and Exchange Commission (“SEC”) issued subpoenas concerning the Buyer’s agreements related to its InTouch Sensors.  The Parent is cooperating fully with the SEC regarding this non-public, fact-finding inquiry. The SEC has informed the Parent that this inquiry should not be construed as an indication that any violations of law have occurred or that the SEC has any negative opinion of any person, entity or security. The Parent does not intend to comment further on this matter unless and until this matter is closed or further action is taken by the SEC which, in the Parent’s judgment, merits further comment or public disclosure.